Exhibit 99.1

Avadel Pharmaceuticals Reports Second Quarter 2025 Financial Results and Raises 2025 Revenue Guidance

-- Generated LUMRYZ™ net revenue of $68.1 million, a 64% increase compared to second quarter 2024, net income of $9.7 million and earnings per share of $0.10 --

-- 3,100 patients on LUMRYZ as of June 30, 2025, a 63% increase compared to June 30, 2024 --

-- Raises 2025 full year revenue guidance to $265 - $275 million --

-- Received Orphan Drug Designation from FDA for LUMRYZ™ (sodium oxybate) for Extended-Release Oral Suspension for the treatment of Idiopathic Hypersomnia (IH) --

-- On track to complete enrollment in pivotal Phase 3 REVITALYZ™ study evaluating efficacy and safety of LUMRYZ in IH by end of 2025 --

-- Avadel management to host conference call today at 8:30 a.m. ET --

DUBLIN, Ireland, August 7, 2025 - Avadel Pharmaceuticals plc (Nasdaq: AVDL), a biopharmaceutical company focused on transforming medicines to transform lives, today increased its revenue guidance for the year as it announced its financial results for the second quarter ended June 30, 2025.

“LUMRYZ strengthened its market position and delivered accelerated growth in revenue, positive cash flow and momentum in the second quarter, supported by its strong and growing foundation of prescribers and patients and our 2025 commercial investments,” said Greg Divis, Chief Executive Officer of Avadel Pharmaceuticals. “Our commercial investments and execution have driven favorable uptake, growing reimbursed patients on therapy, and improved persistency trends generating quarterly net income for the first time since the launch of LUMRYZ in 2023. As such, these encouraging trends give us confidence to raise our guidance, and we now expect full-year revenues to be in the range of $265 - $275 million. With the recent appointment of Susan Rodriguez as our Chief Operating Officer and our enhanced commercial execution, we continue to identify additional opportunities to build on this momentum and capitalize on the differentiated profile of LUMRYZ to become the oxybate of choice for providers and patients.”

“In addition to the progress in narcolepsy, Avadel was granted FDA Orphan Drug Designation for LUMRYZ in idiopathic hypersomnia (IH) during Q2,” Mr. Divis commented. “This designation is particularly encouraging, as it underscores the potential future clinical advantage of LUMRYZ over currently available oxybates in the treatment of IH while we advance towards completion of our Phase 3 REVITALYZ trial. Enrollment, targeted at 150 patients, is expected to be complete by the end of 2025 followed by topline data in 2026 to support a potential supplemental NDA filing. If approved, we believe LUMRYZ could transform the treatment of IH, improve care for patients, and further expand the commercial potential in hypersomnolence disorders.”

Second Quarter Highlights and 2025 Guidance:

•	Generated $68.1 million of net product revenue from sales of LUMRYZ, representing 64% growth over the second quarter 2024.

•	Positive cash flow in the quarter ended June 30, 2025. Cash, cash equivalents and marketable securities increased $15.0 million compared to March 31, 2025.

•	Consistent year-over-year patient growth with 3,100 patients being treated with LUMRYZ as of June 30, 2025, compared to 1,900 patients as of June 30, 2024.

•	Providing guidance for the quarter ending September 30, 2025 of $71 - $75 million in net product revenue and cash operating expenses of $50 - $55 million. Given the positive return from prior investments, operating expense guidance includes additional investments in LUMRYZ for further sales force expansion and additional patient and physician marketing programs.

•	Raising 2025 full year revenue guidance to $265- $275 million.

Corporate and Pipeline Updates:

Corporate

•	Appointed Susan Rodriguez, an accomplished biopharma executive having extensive rare disease experience, as Chief Operating Officer to oversee commercial strategy, operations, and supply chain.

•	On June 30, 2025, the U.S. Court of Appeals for the District of Columbia Circuit (“Appeals Court”) unanimously affirmed a prior decision from the U.S. District Court for the District of Columbia in favor of the U.S. Food and Drug Administration (FDA) in a suit brought by Jazz Pharmaceuticals Inc. regarding the FDA’s approval of LUMRYZ for patients seven years of age and older with narcolepsy.

o	The Appeals Court’s ruling affirmed the FDA’s decision, which the Appeals Court noted was undisputed, that LUMRYZ’s once-at-bedtime dosing is clinically superior to all first generation, immediate-release oxybates and provides a major contribution to patient care.

LUMRYZ for IH

•	On June 5, 2025, FDA granted LUMRYZ Orphan Drug Designation for the treatment of IH, based on the hypothesis that its once-nightly dosing could offer a major contribution to patient care and deliver clinical benefits over currently approved IH therapies.

•	Patient enrollment of REVITALYZ, a double-blind, placebo-controlled, randomized withdrawal, multicenter Phase 3 study designed to evaluate the efficacy and safety of LUMRYZ in IH, remains on track to be completed by the end of 2025.

LUMRYZ for Narcolepsy

•	Presented favorable new data across four oral presentations and 14 posters at SLEEP 2025, documenting the experience of people living with narcolepsy and supporting LUMRYZ’s use as a treatment.

Overview of Second Quarter Financial Results

Avadel recognized $68.1 million in net product revenue from sales of LUMRYZ for the quarter ended June 30, 2025, a 64% increase compared to $41.5 million for the same period in 2024.

Total GAAP operating expenses in the quarter ended June 30, 2025 were $52.9 million compared to $51.5 million for the same period in 2024.

R&D expenses for the quarter ended June 30, 2025 were $4.3 million compared to $4.1 million for the same period in 2024.

SG&A expenses for the quarter ended June 30, 2025 were $48.6 million compared to $47.4 million for the same period in 2024.

Net income for the quarter ended June 30, 2025 was $9.7 million, or $0.10 per diluted share, compared to net loss of $13.8 million, or ($0.14) per diluted share, for the same period in 2024. The quarter ended June 30, 2025 marks the first quarter the company has generated net income since LUMRYZ was launched. The company recognized a $3.2 million non-cash tax benefit in the quarter ended June 30, 2025 resulting from a change in its estimated tax liabilities.

The company generated positive cash flow in the second quarter and year to date June 30, 2025. Cash, cash equivalents and marketable securities were $81.5 million at June 30, 2025 compared to $66.5 million at March 31, 2025 and $73.8 million at December 31, 2024.

Conference Call Details:

A live audio webcast of the call can be accessed by visiting the investor relations section of the Company’s website, www.avadel.com. A replay of the webcast will be archived on Avadel’s website for 90 days following the event. Participants may register for the conference call here and are advised to do so at least 10 minutes prior to joining the call.

About LUMRYZ™ (sodium oxybate) for extended-release oral suspension

LUMRYZ is an extended-release sodium oxybate medication approved by the FDA on May 1, 2023, as the first and only once-at-bedtime treatment for cataplexy or excessive daytime sleepiness (EDS) in adults with narcolepsy. On October 16, 2024, LUMRYZ was additionally approved as a once-at-bedtime treatment for cataplexy or EDS in pediatric patients seven years of age and older with narcolepsy.

The FDA approval of LUMRYZ was supported by results from REST-ON™, a randomized, double-blind, placebo-controlled, pivotal Phase 3 trial in adults with narcolepsy. LUMRYZ demonstrated statistically significant and clinically meaningful improvements in the three co-primary endpoints: EDS (MWT), clinicians’ overall assessment of patients’ functioning (CGI-I), and cataplexy attacks, for all three evaluated doses when compared to placebo.

With its approvals in May 2023 and October 2024, the FDA also granted seven years of Orphan Drug Exclusivity to LUMRYZ for the treatment of cataplexy or EDS in adults with narcolepsy and in pediatric patients seven years of age and older with narcolepsy respectively due to a finding of clinical superiority of LUMRYZ relative to currently available oxybate treatments. In particular, the FDA found that LUMRYZ makes a major contribution to patient care over currently available, twice-nightly oxybate products by providing a once-nightly dosing regimen that avoids nocturnal arousal to take a second dose.

LUMRYZ is only currently approved for the treatment of cataplexy or EDS in patients seven years of age and older with narcolepsy, and Avadel does not sell LUMRYZ for any indication beyond narcolepsy.

INDICATIONS

LUMRYZ (sodium oxybate) for extended-release oral suspension is a prescription medicine used to treat the following symptoms in patients seven years of age and older with narcolepsy:

•	sudden onset of weak or paralyzed muscles (cataplexy)

•	excessive daytime sleepiness (EDS)

IMPORTANT SAFETY INFORMATION

WARNING: Taking LUMRYZ™ (sodium oxybate) with other central nervous system (CNS) depressants, such as medicines used to make you fall asleep, including opioid analgesics, benzodiazepines, sedating antidepressants, antipsychotics, sedating anti-epileptic medicines, general anesthetics, muscle relaxants, alcohol or street drugs, may cause serious medical problems, including trouble breathing (respiratory depression), low blood pressure (hypotension), changes in alertness (drowsiness), fainting (syncope) and death.

The active ingredient of LUMRYZ (sodium oxybate) is a form of gamma hydroxybutyrate (GHB), a controlled substance. Abuse or misuse of illegal GHB alone or with other CNS depressants (drugs that cause changes in alertness or consciousness) have caused serious side effects. These effects include seizures, trouble breathing (respiratory depression), changes in alertness (drowsiness), coma and death. Call your doctor right away if you have any of these serious side effects.

Because of these risks, LUMRYZ is available only by prescription and filled through certified pharmacies in the LUMRYZ REMS. You must be enrolled in the LUMRYZ REMS to receive LUMRYZ. Further information is available at www.LUMRYZREMS.com or by calling 1-877-453-1029.

Do not take LUMRYZ if you take or your child takes other sleep medicines or sedatives (medicines that cause sleepiness), drink alcohol or have a rare problem called succinic semialdehyde dehydrogenase deficiency.

Keep LUMRYZ in a safe place to prevent abuse and misuse. Selling or giving away LUMRYZ may harm others and is against the law. Tell your doctor if you or your child have ever abused or been dependent on alcohol, prescription medicines or street drugs.

Anyone who takes LUMRYZ should not do anything that requires them to be fully awake or is dangerous, including driving a car, using heavy machinery or flying an airplane, for at least six (6) hours after taking LUMRYZ. Those activities should not be done until you know how LUMRYZ affects you.

Falling asleep quickly, including while standing or while getting up from the bed, has led to falls with injuries that have required some people to be hospitalized.

LUMRYZ can cause serious side effects, including the following:

•	Breathing problems, including slower breathing, trouble breathing and/or short periods of not breathing while sleeping (e.g., sleep apnea). People who already have breathing or lung problems have a higher chance of having breathing problems when they take LUMRYZ.

•	Mental health problems, including confusion, seeing or hearing things that are not real (hallucinations), unusual or disturbing thoughts (abnormal thinking), feeling anxious or upset, depression, thoughts of killing yourself or trying to kill yourself, increased tiredness, feelings of guilt or worthlessness and difficulty concentrating. Tell your doctor if you or your child have or had depression or have tried to harm yourself. Call your doctor right away if you or your child have symptoms of mental health problems or a change in weight or appetite.

•	Sleepwalking. Sleepwalking can cause injuries. Call your doctor if you or your child start sleepwalking.

Tell your doctor if you or your child are on a salt-restricted diet or have high blood pressure, heart failure or kidney problems. LUMRYZ contains a lot of sodium (salt) and may not be right for you.

The most common side effects of LUMRYZ in adults include nausea, dizziness, bedwetting, headache and vomiting. Your side effects may increase when you take higher doses of LUMRYZ. The most common side effects in children include nausea, bedwetting, vomiting, headache, decreased weight, decreased appetite, dizziness, and sleepwalking.

LUMRYZ can cause physical dependence and craving for the medicine when it is not taken as directed. These are not all the possible side effects of LUMRYZ.

For more information, ask your doctor or pharmacist. Call your doctor for medical advice about side effects.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit http://www.fda.gov/medwatch, or call 1-800-FDA-1088.

Please see full Prescribing Information, including BOXED Warning.

About Avadel Pharmaceuticals plc

Avadel Pharmaceuticals plc (Nasdaq: AVDL) is a biopharmaceutical company focused on transforming medicines to transform lives. Our approach includes applying innovative solutions to the development of medications that address the challenges patients face with current treatment options. Avadel’s commercial product, LUMRYZ, was approved by the U.S. Food & Drug Administration (FDA) as the first and only once-at-bedtime oxybate for the treatment of cataplexy or EDS in patients 7 years of age and older with narcolepsy. For more information, please visit www.avadel.com.

Avadel intends to use its Investor Relations website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s Investor Relations website, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations, and webcast.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements relate to our future expectations, beliefs, plans, strategies, objectives, results, conditions, financial performance, prospects or other events. Such forward-looking statements include, but are not limited to, expectations regarding the market position and growth of LUMRYZ, including the goal to become the oxybate of choice for providers and patients; the Company’s financial guidance for the 2025 fiscal year and quarter ending September 30, 2025; expectations for LUMRYZ in IH, if approved and launched, including its potential to transform the treatment paradigm and timing of enrollment for the REVITALYZ trial; and the potential benefit of an Orphan Drug Designation for LUMRYZ in IH. In some cases, forward-looking statements can be identified by use of words such as “will,” “may,” “could,” “believe,” “expect,” “look forward,” “on track,” “guidance,” “anticipate,” “estimate,” “project,” “next steps” and similar expressions and the negatives thereof (if applicable).

The Company’s forward-looking statements are based on estimates and assumptions that are made within the bounds of our knowledge of our business and operations and that we consider reasonable. However, the Company’s business and operations are subject to significant risks, and, as a result, there can be no assurance that actual results and the results of the company’s business and operations will not differ materially from the results contemplated in such forward-looking statements. Factors that could cause actual results to differ from expectations in the Company’s forward-looking statements include the risks and uncertainties described in the “Risk Factors” section of Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made and are not guarantees of future performance. Accordingly, you should not place undue reliance on forward-looking statements. The Company does not undertake any obligation to publicly update or revise our forward-looking statements, except as required by law.

Investor Contact:

Austin Murtagh

Precision AQ

Austin.Murtagh@precisionAQ.com

(212) 698-8696

Media Contact:

Alyssa Ramirez

Real Chemistry

aramirez@realchemistry.com

AVADEL PHARMACEUTICALS PLC

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net product revenue	$68,129	$41,504	$120,640	$68,682
Cost of products sold	6,366	2,788	11,943	4,310
Gross profit	61,763	38,716	108,697	64,372
Operating expenses:
Research and development expenses	4,255	4,051	8,609	7,119
Selling, general and administrative expenses	48,624	47,406	94,205	96,029
Total operating expense	52,879	51,457	102,814	103,148
Operating income (loss)	8,884	(12,741)	5,883	(38,776)
Investment and other (expense) income, net	(34)	1,126	363	2,504
Interest expense	(2,355)	(2,716)	(4,593)	(5,308)
Income (loss) before income taxes	6,495	(14,331)	1,653	(41,580)
Income tax benefit	(3,170)	(509)	(3,092)	(416)
Net income (loss)	$9,665	$(13,822)	$4,745	$(41,164)

Net income (loss) per share - basic	$0.10	$(0.14)	$0.05	$(0.44)
Net income (loss) per share - diluted	$0.10	$(0.14)	$0.05	$(0.44)

Weighted average number of shares outstanding - basic	96,726	96,151	96,664	93,922
Weighted average number of shares outstanding - diluted	99,087	96,151	98,890	93,922

AVADEL PHARMACEUTICALS PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$63,402	$51,371
Marketable securities	18,145	22,406
Accounts receivable, net	40,631	34,097
Inventories	23,484	20,298
Prepaid expenses and other current assets	13,443	6,036
Total current assets	159,105	134,208
Property and equipment, net	472	453
Operating lease right-of-use assets	2,721	1,702
Goodwill	16,836	16,836
Other non-current assets	8,023	11,037
Total assets	$187,157	$164,236

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of operating lease liability	$723	$582
Accounts payable	10,114	7,328
Accrued expenses	42,776	40,651
Other current liabilities	3,452	273
Total current liabilities	57,065	48,834
Long-term operating lease liability	2,002	1,122
Royalty financing obligation	35,318	35,249
Other non-current liabilities	2,063	5,183
Total liabilities	96,448	90,388

Shareholders’ equity:
Preferred shares, nominal value of $0.01 per share; 50,000 shares authorized; zero issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Ordinary shares, nominal value of $0.01 per share; 500,000 shares authorized; 96,777 issued and outstanding at June 30, 2025 and 96,518 issued and outstanding at December 31, 2024	967	965
Additional paid-in capital	902,970	891,791
Accumulated deficit	(789,582)	(794,328)
Accumulated other comprehensive loss	(23,646)	(24,580)
Total shareholders’ equity	90,709	73,848
Total liabilities and shareholders’ equity	$187,157	$164,236

AVADEL PHARMACEUTICALS PLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$4,745	$(41,164)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,893	978
Share-based compensation expense	9,510	10,851
Other adjustments	(786)	(1,208)
Net changes in assets and liabilities
Accounts receivable	(6,534)	(21,274)
Inventories	(3,361)	(2,264)
Prepaid expenses and other current assets	(2,404)	(1,557)
Accounts payable & other current liabilities	2,778	(1,638)
Accrued expenses	2,077	9,484
Other assets and liabilities	(3,453)	(98)
Net cash provided by (used in) operating activities	4,465	(47,890)

Cash flows from investing activities:
Purchases of property and equipment	(181)	—
Proceeds from sales of marketable securities	45,938	207,835
Purchases of marketable securities	(41,694)	(175,898)
Net cash provided by investing activities	4,063	31,937

Cash flows from financing activities:
Proceeds from issuance of shares off the at-the-market offering program	—	9,250
Proceeds from stock option exercises and employee share purchase plan	1,672	4,663
Net cash provided by financing activities	1,672	13,913

Effect of foreign currency exchange rate changes on cash and cash equivalents	1,831	(280)

Net change in cash and cash equivalents	12,031	(2,320)
Cash and cash equivalents at January 1,	51,371	31,167
Cash and cash equivalents at June 30,	$63,402	$28,847